Exhibit 99.1

CytomX Announces Second Quarter 2017 Financial Results and Mid-Year Update Webcast Conference Call

Strong Pipeline Momentum Continues

Initiated Combination Arms in Phase 1/2 PROCLAIM-CX-072 Study

Initiated Phase 1/2 PROCLAIM-CX-2009 Study

SOUTH SAN FRANCISCO, Calif., August 7, 2017 (GLOBE NEWSWIRE) -- CytomX Therapeutics, Inc. (Nasdaq:CTMX), a biopharmaceutical company developing investigational Probody™ therapeutics for the treatment of cancer, today reported second quarter 2017 financial results.

As of June 30, 2017, CytomX had cash, cash equivalents and short-term investments of $335.9 million. Based upon its current operating plan, the Company expects its existing capital resources will be sufficient to fund operations into 2020.

“During the second quarter, our pipeline of innovative Probody therapeutics continued to advance. We now have two wholly owned product candidates in clinical studies - CX-072, a PD-L1-targeting Probody therapeutic, and CX-2009, a Probody drug conjugate that targets the novel, highly expressed tumor antigen, CD-166,” said Sean McCarthy, D.Phil., president and chief executive officer of CytomX Therapeutics. "We remain on track to disclose data from these initial Probody clinical trials in 2018, and also expect clinical trial initiation for two partnered programs during this timeframe.”

Q2’17 BUSINESS HIGHLIGHTS AND RECENT DEVELOPMENTS

PROCLAIM-CX-072 (PD-L1 Probody) Clinical Program

•

Patient enrollment has progressed well in the monotherapy dose escalation arm of the study evaluating CX-072 in patients with advanced unresectable solids tumors or lymphomas. This arm was initiated in 1Q’17 and enrollment is expected to be completed in 2H ’17.

•	Patient enrollment has been initiated in a combination arm of the study evaluating a concomitant schedule for CX-072 plus ipilimumab in patients with advanced unresectable solids tumors or lymphomas.
•	Patient enrollment has also been initiated in a vemurafenib combination arm, evaluating CX-072 plus vemurafenib in patients with V600E BRAF-positive melanoma.
•	During the first half of 2018, an expansion cohort of the study at the recommended Phase 2 dose is expected to begin enrolling patients to evaluate CX-072 as monotherapy in a tumor type with known sensitivity to PD-L1 and/or PD-1 inhibitors.

PROCLAIM-CX-2009 (CD166 Probody Drug Conjugate) Clinical Program

•	Patient enrollment is underway in the PROCLAIM-CX-2009 study, a Phase 1/2 clinical trial evaluating CX-2009 as monotherapy in a subset of CD166-positive cancers.
•

CX-2009 is a first-in-class Probody drug conjugate (PDC) that targets CD-166, an antigen that is broadly and highly expressed in many types of cancers, but has been considered undruggable given that it is also expressed in normal tissue.

•	CX-2009 has broad potential across multiple solid tumor types and is the first PDC to enter the clinic.

CX-2029 Preclinical Program (Co-Development Partnership with AbbVie)

•

CX-2029, a first-in-class PDC-targeting CD71 being developed by CytomX in collaboration with AbbVie, was advanced into GLP toxicology studies, resulting in a $15 million milestone payment from AbbVie to CytomX to be received during the 3Q’17.

•	CD71, otherwise known as the transferrin receptor, is a high potential target, which, like CD166, has previously been considered undruggable given its expression and function in normal tissues.
•	CytomX remains on track to file an IND for CX-2029 in 2018.

Bristol-Myers Squibb (BMS) Partnership

•	BMS is progressing IND-enabling studies for a CTLA-4-directed Probody therapeutic discovered within the collaboration and expects to initiate a clinical trial in early 2018.
•	During the second quarter, CytomX recognized receipt of a $200 million upfront payment under the previously announced expansion of the Bristol-Myers Squibb worldwide collaboration.
•	BMS selected its fifth target in the collaboration, the first under the newly expanded agreement. BMS has now selected five of ten available oncology targets.

Second Quarter Financial Results

Cash, cash equivalents and investments totaled $335.9 million as of June 30, 2017, compared to $181.9 million as of December 31, 2016. The increase reflects a $200 million upfront payment received from BMS in connection with the expansion of the existing collaboration.

Revenue was $8.8 million for the three months ended June 30, 2017, compared to $3.1 million for the three months ended June 30, 2016. The increase was primarily attributable to recognized revenue from the upfront payment received from BMS in connection with the expansion of the existing collaboration.

Research and development expenses were $28.1 million for the three months ended June 30, 2017, compared to $12.7 million for the three months ended June 30, 2016. The increase was primarily attributable to a $10.0 million sublicense payment made to UCSB, which was triggered by the receipt of the $200 million upfront payment from BMS in connection with the expanded collaboration, an increase of $2.8 million to advance the Company’s CX-072 and CX-2009 into Phase 1/2 clinical development, an increase of $1.0 million in milestone payments to UCSB triggered by the development of CX-2009, an increase of $1.0 million in facilities-related expenses, and an increase of $0.8 million in personnel-related expenses due to an increase in headcount.

General and administrative expenses were $6.0 million for the three months ended June 30, 2017, compared to $4.6 million for the three months ended June 30, 2016. The increase was attributable to $0.6 million in personnel-related expenses due to an increase in headcount, an increase of $0.4 million in severance payment, and an increase of $0.3 million in facilities-related expenses.

Conference Call/Webcast Information

In conjunction with today’s financial results announcement, the Company will provide a mid-year update via webcast or teleconference. Interested parties may access the live audio webcast of the teleconference today at 5:00 p.m. ET through the Investor and News page of CytomX's website at http://ir.cytomx.com or by dialing 1-877-809-6037 and using the passcode 61956517.  A replay will be available on the CytomX website or by dialing 1-855-859-2056 and using the passcode 61956517.  The replay will be available from August 7, 2017, until August 14, 2017.

About CytomX Therapeutics
CytomX Therapeutics is a clinical-stage biopharmaceutical company with a deep and differentiated oncology pipeline of Probody™ therapeutics. Probody therapeutics exploit unique conditions of the tumor microenvironment to more effectively localize antibody binding and activity while limiting activity in healthy tissues. The Company’s pipeline includes proprietary cancer immunotherapies against clinically-validated targets, such as PD-L1, and first-in-class Probody drug conjugates against highly attractive targets, such as CD166 and CD71, which are considered to be inaccessible to conventional antibody drug conjugates due to their presence on healthy tissue. In addition to its wholly owned programs, CytomX has strategic collaborations with AbbVie, Bristol-Myers Squibb Company, Pfizer Inc., MD Anderson Cancer Center and ImmunoGen, Inc.  For more information, visit www.cytomx.com or follow us on Twitter.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential efficacy of CytomX’s product candidates, administered separately or in combination , CytomX’s ability and the ability of its collaborative partners to develop and advance product candidates into and successfully complete clinical trials, including CytomX’s Phase 1/2 clinical trials of CX-072 and CX-2009 and the timing of any future clinical trials to be initiated by CytomX or any of its collaborative partners. Two of our product candidates under our Probody platform are in the initial stages of clinical development and our other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties. Projected net cash utilization and capital resources are subject to substantial risk of variance based on a wide variety of factors that can be difficult to predict.  Applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2017. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

Media Contact:

Spectrum

Christine Quern

cquern@spectrumscience.com

202-587-2588

Investor Contact:

Trout Group

Pete Rahmer

prahmer@troutgroup.com

646-378-2973

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Revenues	$8,283	$2,539	$19,459	$4,322
Revenues from related party	469	555	946	995
Total revenues	8,752	3,094	20,405	5,317
Operating expenses:
Research and development	28,076	12,705	42,652	26,070
General and administrative	6,049	4,647	11,740	9,687
Total operating expenses	34,125	17,352	54,392	35,757
Loss from operations	(25,373)	(14,258)	(33,987)	(30,440)
Interest income, net	357	195	594	332
Other income (expense), net	(174)	(110)	(54)	(91)
Loss before provision for income taxes	(25,190)	(14,173)	(33,447)	(30,199)
Provision for income taxes	26	3	26	6
Net loss	$(25,216)	$(14,176)	$(33,473)	$(30,205)
Net loss per share, basic and diluted	$(0.69)	$(0.39)	$(0.91)	$(0.84)
Shares used to compute net loss per share, basic and diluted	36,780,897	36,113,363	36,660,548	36,088,393

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	June 30,	December 31,
	2017	2016

Assets
Current assets:
Cash and cash equivalents	$272,860	$104,645
Short-term investments	63,056	77,293
Accounts receivable	158	2,159
Related party accounts receivable	27	154
Prepaid expenses and other current assets	4,579	3,896
Total current assets	340,680	188,147
Property and equipment, net	4,319	4,392
Intangible assets	1,750	1,750
Goodwill	949	949
Restricted cash	917	917
Other assets	3,240	2,973
Total assets	$351,855	$199,128
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$6,364	$6,596
Accrued liabilities	7,499	8,824
Deferred revenues, current portion	46,772	20,347
Total current liabilities	60,635	35,767
Deferred revenue, net of current portion	237,053	83,803
Deferred tax liability	539	513
Other long-term liabilities	1,391	566
Total liabilities	299,618	120,649
Commitments and contingencies
Preferred stock, $0.00001 par value; 10,000,000 shares authorized and no shares issued and outstanding at June 30, 2017 and December 31, 2016.	—	—
Common stock, $0.00001 par value; 75,000,000 shares authorized; 36,839,342 and 36,490,169 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	1	1
Additional paid-in capital	262,185	254,871
Accumulated other comprehensive loss	(110)	(27)
Accumulated deficit	(209,839)	(176,366)
Total stockholders' equity	52,237	78,479
Total liabilities and stockholders' equity	$351,855	$199,128